Filed Pursuant to Rule 424B3
Registration No. 333-118669

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated September 10, 2004)

$75,000,000
(AGGREGATE PRINCIPAL AMOUNT)

3.25% CONVERTIBLE SENIOR NOTES DUE 2024 AND
THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement supplements our prospectus dated September 10, 2004 relating to the resale from time to time by selling securityholders of our 3.25% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

     The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The table captioned “Selling Securityholders” commencing on page 40 of the prospectus is hereby amended to reflect the following changed amounts:

	Principal amount at		Number of shares of
	maturity of notes		common stock
	beneficially owned	Percentage	beneficially owned
Name	and offered ($)	of Notes outstanding	and offered
BNP Paribas Equity Strategies, SNC +	$2,000,000	2.67%	77,161 (1)
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,969,000	2.63%	75,965
Lyxor/Convertible Arbitrage Fund Limited	347,000	0.46%	13,387
Singlehedge US Convertible Arbitrage Fund	525,000	0.70%	20,255
Sturgeon Limited	409,000	0.55%	15,779

+	Affiliate of broker-dealer

(1) In addition to the number of shares of common stock indicated above into which the notes beneficially owned by BNP Paribas Equity Strategies, SNC are convertible, such selling securityholder beneficially owns an additional 3,995 shares of common stock. Such additional shares of common stock may not be sold pursuant to this prospectus.

The date of this prospectus supplement is October 14, 2004